Exhibit 99.1

Enova Systems Strengthens Management

Mr. Frederiksen assumes role of Vice President and Chief Operating Officer

TORRANCE, CA, June 18, 2008 – Enova Systems, (AMEX: ENA and AIM: ENV and ENVS), a production company in an emerging industry and a leading developer of proprietary electric, hybrid and fuel cell digital power management systems, is pleased to announce the appointment of Bill Frederiksen to Vice President and Chief Operating Officer of Enova Systems. Mr Frederiksen has been responsible for Enova’s Marketing, Operations and Engineering.

Mike Staran, Enova’s President and CEO said, “Bill has been a tremendous asset to Enova’s performance and maturation to a high volume production system supplier. I look forward to Bill leading our aggressive efforts to further penetrate the market and define Enova as a world leading supplier of electric drive systems.”

Mr. Frederiksen brings 33 years of automotive technical background to Enova.  The first half of his career was at General Motors, where he worked in the material testing laboratories.  Subsequently, he rose through the vehicle engineering management ranks, and left GM as Vehicle Chief Engineer of GM’s first front-drive minivan.  The second half of his career has been at Magna International, a major automotive supplier, where he has held a variety of positions such as Executive Vice President and General Manager.

In addition to Mr. Frederiksen’s appointment, Enova has recently assigned Mr. John Mullins to Director of Operations and Procurement, Mr James Badalamenti to Director of Worldwide Sales & Marketing, and Mr. Tyler Roddick to Director of Business Development. Mr Frederiksen has been responsible for Marketing, Operations and Engineering. These changes further enhance Enova’s efforts to be positioned as the industry’s premier Electric and Hybrid Drive supplier.

About Enova Systems, Inc.

Enova Systems is a leading supplier of efficient, environmentally friendly digital power components and systems products. The Company’s core competencies are focused on the development and commercialization of power management and conversion systems for mobile and stationary applications. Enova applies unique “enabling technologies” in the areas of alternative energy propulsion systems for light and heavy-duty vehicles as well as power conditioning and management systems for distributed generation systems. The Company develops, designs and produces drive systems and related components for electric, hybrid-electric, and fuel cell powered vehicles. For further information, contact Enova Systems directly, or visit its website at http://www.enovasystems.com.

This news release contains forward-looking statements relating to Enova Systems and its products that are intended to be covered by the safe harbor for forward -looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “could,” “project,” “plan,” “seek,” “intend,” or “anticipate’” or the negative thereof or comparable terminology and statements about industry trends and Enova’s future performance, operations and products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. These and other risks and uncertainties are detailed from time to time in Enova Systems’ periodic filings with the Securities and Exchange Commission, including but not limited to Enova’s annual report on Form 10-K for the year ended December 31, 2007. This forward-looking information should be considered only in connection with the aforementioned risk factors. Enova assumes no obligation to update such forward-looking statements.

For further information contact:

ENOVA SYSTEMS, Inc.
1560 West 190th Street
Torrance, CA 90501
T. + 310-527-2800
Jarett Fenton, CFO and Investor Relations